EXHIBIT 99.1

Integer Holdings Corporation Reports Results for Fourth Quarter and Full Year 2023

~ Strong 4Q and Full Year sales and profit increase versus last year ~
~ Expect 9% to 11% sales growth in 2024 with expanding margins ~

PLANO, Texas, Feb. 15, 2024 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the three and twelve months ended December 31, 2023. Unless otherwise stated, all results and comparisons are from continuing operations.

Fourth Quarter 2023 Financial Results (compared to fourth quarter 2022, except as noted)

  Sales increased 11% to $413 million.
  GAAP income from continuing operations increased $9 million to $26 million, an increase of 54%. Adjusted net income increased $10 million to $47 million, an increase of 28%.
  GAAP operating income increased $7 million to $44 million, an increase of 18%. Adjusted operating income increased $10 million to $68 million, an increase of 18%.
  GAAP diluted EPS from continuing operations increased $0.27 per share to $0.78 per share, an increase of 53%. Adjusted EPS increased $0.28 per share to $1.39 per share, an increase of 25%.
  Adjusted EBITDA increased $13 million to $86 million, an increase of 18%.

Full Year 2023 Financial Results (compared to full year 2022)

  Sales increased 16% to $1.597 billion.
  GAAP income from continuing operations increased $25 million to $91 million, an increase of 39%. Adjusted net income increased $28 million to $158 million, an increase of 22%.
  GAAP operating income increased $46 million to $167 million, an increase of 38%. Adjusted operating income increased $50 million to $241 million, an increase of 26%.
  GAAP diluted EPS from continuing operations increased $0.73 per share to $2.69 per share, an increase of 37%. Adjusted EPS increased $0.79 per share to $4.67 per share, an increase of 20%.
  Adjusted EBITDA increased $53 million to $309 million, an increase of 21%.
  Generated $180 million of cash flow from operating activities.
  Total debt increased $35 million to $960 million and net total debt increased $43 million to $950 million, mostly attributable to approximately $50 million of costs related to the convertible note issuance and acquisition costs of approximately $50 million, resulting in a leverage ratio of 3.1 times adjusted EBITDA as of December 31, 2023.

Pulse Technologies Acquisition

  Integer acquired Pulse Technologies for approximately $140 million, subject to customary purchase price adjustments, offset by an expected $15 million NPV tax benefit over 15 years, plus additional purchase consideration contingent on achieving specific revenue growth targets through 2025.
  Pulse Technologies’ full year 2023 sales were $42.5 million with 2023 adjusted EBITDA of $11.0 million.
  Integer expects Pulse Technologies’ sales growth and adjusted EBITDA margin to be accretive.
  The transaction closed on January 5, 2024 utilizing borrowings under Integer’s existing revolving credit facility. Integer anticipates it will stay within the 2.5x – 3.5x leverage target following the transaction.

“Integer delivered strong fourth quarter and full year 2023 sales and income with full year sales up 16% and adjusted operating income growth of 26%,” said Joseph Dziedzic, Integer’s president and CEO.

“We expect 9% to 11% sales growth in 2024 and expect adjusted operating income to grow 13% to 20%. We continue to execute our strategy by launching new products and adding capabilities in targeted growth markets. We also completed the previously announced acquisition of Pulse Technologies in January 2024 to deepen our precision micro machining capabilities and further strengthen our pipeline.”

Discussion of Product Line Fourth Quarter and Full Year Sales

  Cardio & Vascular (C&V) sales increased 20% in the fourth quarter 2023 compared to fourth quarter 2022, driven by continued strong demand across all markets, new product ramps in electrophysiology and structural heart, the InNeuroCo acquisition and continued supply chain improvements. Full year sales increased 20% year-over-year, with double-digit growth across all C&V markets, driven by strong demand, acquisition performance and supply chain improvements.
  Cardiac Rhythm Management & Neuromodulation sales increased 7% in the fourth quarter 2023 compared to fourth quarter 2022, with double-digit growth in Neuromodulation, driven by strong demand from emerging customers with PMA (pre-market approval) products. Full year sales increased 15% year-over-year, driven by double-digit CRM growth from strong customer demand, double-digit Neuromodulation growth from emerging customers, and supply chain improvements.
  Advanced Surgical, Orthopedics & Portable Medical sales increased 1% in the fourth quarter 2023 compared to fourth quarter 2022, driven by execution of the planned multi-year Portable Medical exit announced in 2022, partially offset by single-digit decline of Advanced Surgical and Orthopedics. Full year sales increased 9% year-over-year, driven by high double-digit growth in Portable Medical related to demand to support the multi-year Portable Medical exit.
  Electrochem sales decreased 42% in the fourth quarter 2023 compared to fourth quarter 2022, returning to a normalized run-rate after previously higher sales from the supply chain recovery. Full year sales declined 7% year-over-year, after sales returned to a normalized run-rate in the second half of 2023, following previously higher sales from the supply chain recovery.

2024 Outlook(a)

  2024 Outlook includes the estimated impact of the Pulse Technologies acquisition in January 2024.
(dollars in millions, except per share amounts)	GAAP		Non-GAAP(b)
	As Reported	Change from Prior Year	Adjusted	Change from Prior Year
Sales	$1,735 to $1,770	9% to 11%	N/A	N/A
Operating income	$202 to $220	20% to 31%	$272 to $290	13% to 20%
EBITDA	N/A	N/A	$355 to $375	15% to 21%
Net income	$115 to $130	27% to 43%	$171 to $185	8% to 18%
Diluted earnings per share	$3.30 to $3.71	23% to 38%	$5.01 to $5.43	7% to 16%
Cash flow from operating activities	$185 to $205	3% to 14%	N/A	N/A

(a)   Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted operating income, Adjusted EBITDA, Adjusted net income and Adjusted Earnings per Share (“EPS”), all from continuing operations, included in our “2024 Outlook” above, and Adjusted total interest expense, Adjusted effective tax rate and Leverage ratio in “Supplemental Financial Information” below, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(b)   Adjusted operating income for 2024 consists of GAAP operating income, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, and acquisition and integration costs, totaling approximately $71 million, pre-tax. Adjusted net income and Adjusted EPS for 2024 consist of GAAP net income and diluted EPS, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, acquisition and integration costs, and gain or loss on equity investments totaling approximately $71 million, pre-tax. The after-tax impact of these items is estimated to be approximately $56 million, or approximately $1.63 per diluted share. The 2024 Outlook Adjusted EPS is calculated using adjusted dilutive weighted average shares, calculated by adding back the estimated dilutive impact of the 2028 Convertible Notes.

Adjusted EBITDA is expected to consist of Adjusted net income, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $184 million to $190 million.

Supplemental Financial Information

(dollars in millions)	2024 Outlook	2023 Actual
Depreciation and amortization	$105 to $115	$97
Adjusted total interest expense(a)	$56 to $61	$49
Stock-based compensation	$24 to $27	$23
Restructuring, acquisition and other charges(b)	$15 to $20	$22
Adjusted effective tax rate(c)	19.0% to 21.0%	17.7%
Leverage ratio(d)	2.5x to 3.5x	3.1x
Capital expenditures(d)	$90 to $110	$120
Cash income tax payments	$43 to $47	$30

(a)   Adjusted total interest expense refers to our expected full-year GAAP interest expense, expected to range from $56 million to $61 million for 2024, adjusted to remove the full-year impact of charges associated with the accelerated write-off of debt discounts and deferred issuance costs (loss on extinguishment of debt) included in GAAP total interest expense, if any. Adjusted total interest expense of $48.9 million for 2023 consists of GAAP Interest expense of $53.4 million less $4.5 million of losses from the extinguishment of debt.

(b)   Restructuring, acquisition and other charges consists of restructuring and restructuring-related charges, acquisition and integration costs, other general expenses and incremental costs of complying with the new European Union medical device regulations.

(c)   Adjusted effective tax rate refers to our full-year GAAP effective tax rate, expected to range from 19.0% to 21.0% for 2024, adjusted to reflect the full-year impact of the items that are excluded in providing adjusted net income and certain other identified items. Adjusted effective tax rate of 17.7% for 2023 consists of GAAP effective tax rate of 15.5% less 2.2% for the impact on income tax provision related to Non-GAAP adjustments.

(d)   Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding leverage ratio. Capital expenditures is calculated as cash used to acquire property, plant, and equipment (PP&E) less cash proceeds from the sale of PP&E.

Summary Financial Results
(dollars in thousands, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change	2023	2022	Change
Operating income	$43,513	$36,865	18.0%	$167,330	$121,327	37.9%
Income from continuing operations	$26,357	$17,090	54.2%	$90,650	$65,350	38.7%
Diluted EPS from continuing operations	$0.78	$0.51	52.9%	$2.69	$1.96	37.2%

EBITDA(a)	$67,105	$58,153	15.4%	$258,867	$206,581	25.3%
Adjusted EBITDA(a)	$86,135	$73,082	17.9%	$309,336	$256,101	20.8%
Adjusted operating income(a)	$67,570	$57,284	18.0%	$241,468	$191,951	25.8%
Adjusted net income(a)	$47,393	$37,030	28.0%	$157,796	$129,548	21.8%
Adjusted EPS(a)	$1.39	$1.11	25.2%	$4.67	$3.88	20.4%

(a)   EBITDA, Adjusted EBITDA, Adjusted operating income, Adjusted net income, and Adjusted EPS are Non-GAAP financial measures. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of Non-GAAP financial measures. Refer to Tables A, B and C at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

Summary Product Line Results
(dollars in thousands)

	Three Months Ended December 31,
	2023	2022	Change	Organic Change(a)
Medical Sales
Cardio & Vascular	$222,642	$185,697	19.9%	16.9%
Cardiac Rhythm Management & Neuromodulation	152,806	142,680	7.1%	7.1%
Advanced Surgical, Orthopedics & Portable Medical	28,613	28,401	0.7%	(9.1)%
Total Medical Sales	404,061	356,778	13.3%	11.9%
Non-Medical Sales	9,090	15,645	(41.9)%	(41.9)%
Total Sales	$413,151	$372,423	10.9%	9.5%

	Year Ended December 31,
	2023	2022	Change	Organic Change(a)
Medical Sales
Cardio & Vascular	$836,342	$699,469	19.6%	18.0%
Cardiac Rhythm Management & Neuromodulation	610,577	532,580	14.6%	14.6%
Advanced Surgical, Orthopedics & Portable Medical	106,421	97,502	9.1%	(6.5)%
Total Medical Sales	1,553,340	1,329,551	16.8%	15.8%
Non-Medical Sales	43,333	46,545	(6.9)%	(6.9)%
Total Sales	$1,596,673	$1,376,096	16.0%	15.0%

(a)   Organic sales change is a Non-GAAP financial measure. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of Non-GAAP financial measures and refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information
The Company will host a conference call on Thursday, February 15, 2024, at 8 a.m. CT / 9 a.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (888) 330-3567 (U.S.) or (646) 960-0842 (outside U.S.) and the conference ID is 9252310. The call will be archived on the Company’s website. An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

From time to time, the Company posts information that may be of interest to investors on its website at investor.integer.net. To automatically receive Integer financial news by email, please visit investor.integer.net and subscribe to email alerts.

About Integer®
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac rhythm management, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, the Company develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include Greatbatch Medical®, Lake Region Medical® and Electrochem®. Additional information is available at www.integer.net.

Investor Relations

Andrew Senn
763.951.8312
andrew.senn@integer.net

Notes Regarding Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we provide adjusted net income, adjusted EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted operating income, and organic sales change.

Adjusted net income and adjusted EPS consist of GAAP income from continuing operations and diluted EPS from continuing operations, respectively, adjusted for the following to the extent occurring during the period: (i) amortization of intangible assets, (ii) restructuring and restructuring-related charges; (iii) acquisition and integration related costs; (iv) other general expenses; (v) (gain) loss on equity investments; (vi) extinguishment of debt charges; (vii) European Union medical device regulation incremental charges; (viii) inventory step-up amortization; (ix) unusual, or infrequently occurring items; (x) the income tax provision (benefit) related to these adjustments and (xi) certain tax items that are outside the normal tax provision for the period. Adjusted EPS is calculated by dividing adjusted net income by diluted weighted average shares outstanding.

EBITDA is calculated by adding back interest expense, provision for income taxes, depreciation expense, and amortization expense from intangible assets and financing leases, to income from continuing operations, which is the most directly comparable GAAP financial measure. Adjusted EBITDA consists of EBITDA plus adding back stock-based compensation and the same adjustments as listed above except for items (i), (vi), (x) and (xi). Adjusted operating income consists of operating income adjusted for the same items listed above except for items (v), (vi), (x) and (xi).

Adjusted EBITDA for Pulse Technologies is calculated as GAAP net income adjusted for the following items: interest expense, depreciation and amortization expense, as well as items affecting comparability, including adjustments to eliminate expenses associated with excess executive compensation costs and above-market lease expense, and add certain expenses to align with Integer’s accounting policies.

Beginning in the fourth quarter of 2023, we changed the method of calculating Organic sales change to exclude the impact on the growth rate attributable to Portable Medical sales for all periods presented. Organic sales change is reported sales growth adjusted to remove the impact of foreign currency, the contribution of acquisitions and the strategic exit of the Portable Medical market. To calculate the impact of foreign currency on sales growth rates, we convert any sale made in a foreign currency by converting current period sales into prior period sales using the exchange rate in effect at that time and then compare the two, negating any effect foreign currency had on our transactional revenue. For contribution of acquisitions, we exclude the impact on the growth rate attributable to the contribution of acquisitions in all periods where there were no comparable sales. For the strategic exit of the Portable Medical market, we exclude the impact on the growth rate attributable to Portable Medical sales for all periods presented.

We believe that the presentation of adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, adjusted operating income, and organic sales change, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations. In addition to the performance measures identified above, we believe that net total debt and leverage ratio provide meaningful measures of liquidity and a useful basis for assessing our ability to fund our activities, including the financing of acquisitions and debt repayments. Net total debt is calculated as total principal amount of debt outstanding less cash and cash equivalents. We calculate leverage ratio as net total debt divided by adjusted EBITDA for the trailing 4 quarters.

Forward-Looking Statements

Some of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to; 2024 outlook including future sales, expenses, and profitability; our ability to stay within our leverage targets in future periods; our ability to execute our business model and our business strategy; our ability to execute our business model and our business strategy, including integration of Pulse Technologies and completion and integration of other current or future acquisition targets; having available sufficient cash and borrowing capacity to meet working capital, debt service and capital expenditure requirements for the next twelve months; projected capital spending; labor attrition; and other events, conditions or developments that will or may occur in the future. You can identify forward-looking statements by terminology such as “outlook,” “projected,” “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “project,” or “continue” or variations or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors and other risks and uncertainties that arise from time to time are described in Item 1A, “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC and include the following:

  operational risks, such as the duration, scope and impact of the COVID-19 pandemic, including the evolving health, economic, social and governmental environments and the effect of the pandemic on our associates, suppliers and customers as well as the global economy; our dependence upon a limited number of customers; pricing pressures that we face from customers; our reliance on third party suppliers for raw materials, key products and subcomponents; our ability to attract, train and retain a sufficient number of qualified associates; the potential for harm to our reputation caused by quality problems related to our products; the dependence of our energy market-related revenues on the conditions in the oil and natural gas industry; interruptions in our manufacturing operations; our dependence upon our information technology systems and our ability to prevent cyber-attacks and other failures; and our dependence upon our senior management team and technical personnel;
  strategic risks, such as the intense competition we face and our ability to successfully market our products; our ability to respond to changes in technology; our ability to develop new products and expand into new geographic and product markets; and our ability to successfully identify, make and integrate acquisitions to expand and develop our business in accordance with expectations;
  financial and indebtedness risks, such as our significant amount of outstanding indebtedness and our ability to remain in compliance with financial and other covenants under our senior secured credit facilities; economic and credit market uncertainties that could interrupt our access to capital markets, borrowings or financial transactions; financial and market risks related to our international operations and sales; our complex international tax profile; and our ability to realize the full value of our intangible assets; and
  legal and compliance risks, such as regulatory issues resulting from product complaints, recalls or regulatory audits; the potential of becoming subject to product liability or intellectual property claims; our ability to protect our intellectual property and proprietary rights; our ability and the cost to comply with environmental regulations; our ability to comply with customer-driven policies and third party standards or certification requirements; our ability to obtain necessary licenses for new technologies; legal and regulatory risks from our international operations; and the fact that the healthcare industry is highly regulated and subject to various regulatory changes.

Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$23,674	$24,272
Accounts receivable, net	238,277	224,325
Inventories	239,716	208,766
Refundable income taxes	1,998	2,003
Contract assets	85,871	71,927
Prepaid expenses and other current assets	28,132	27,005
Total current assets	617,668	558,298
Property, plant and equipment, net	407,954	317,243
Goodwill	1,011,007	982,192
Other intangible assets, net	783,146	819,889
Deferred income taxes	7,001	6,247
Operating lease assets	81,632	74,809
Financing lease assets	11,828	8,852
Other long-term assets	22,417	26,856
Total assets	$2,942,653	$2,794,386
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$18,188
Accounts payable	120,293	110,780
Income taxes payable	3,896	10,923
Operating lease liabilities	8,692	10,362
Accrued expenses and other current liabilities	88,088	73,499
Total current liabilities	220,969	223,752
Long-term debt	959,925	907,073
Deferred income taxes	145,625	160,671
Operating lease liabilities	72,339	64,049
Financing lease liabilities	10,388	8,006
Other long-term liabilities	14,365	13,379
Total liabilities	1,423,611	1,376,930
Stockholders’ equity:
Common stock	33	33
Additional paid-in capital	727,435	731,393
Retained earnings	771,351	680,701
Accumulated other comprehensive income	20,223	5,329
Total stockholders’ equity	1,519,042	1,417,456
Total liabilities and stockholders’ equity	$2,942,653	$2,794,386

Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Sales	$413,151	$372,423	$1,596,673	$1,376,096
Cost of sales (COS)	302,895	274,507	1,178,384	1,017,090
Gross profit	110,256	97,916	418,289	359,006
Operating expenses:
Selling, general and administrative (SG&A)	45,804	41,037	175,619	160,578
Research, development and engineering	13,257	13,841	63,771	60,918
Restructuring and other charges	7,682	6,173	11,569	16,183
Total operating expenses	66,743	61,051	250,959	237,679
Operating income	43,513	36,865	167,330	121,327
Interest expense	12,690	14,215	53,370	38,632
Loss on equity investments, net	2,219	2,025	5,691	7,636
Other (income) loss, net	(724)	33	975	(899)
Income from continuing operations before income taxes	29,328	20,592	107,294	75,958
Provision for income taxes	2,971	3,502	16,644	10,608
Income from continuing operations	$26,357	$17,090	$90,650	$65,350

Discontinued operations:
Income from discontinued operations before income taxes	—	1,323	—	1,323
Provision for income taxes	—	296	—	296
Income from discontinued operations	$—	$1,027	$—	$1,027

Net income	$26,357	$18,117	$90,650	$66,377

Basic earnings per share:
Income from continuing operations	$0.79	$0.52	$2.72	$1.97
Income from discontinued operations	—	0.03	—	0.03
Basic earnings per share	0.79	0.55	2.72	2.00

Diluted earnings per share:
Income from continuing operations	$0.78	$0.51	$2.69	$1.96
Income from discontinued operations	—	0.03	—	0.03
Diluted earnings per share	0.78	0.54	2.69	1.99

Weighted average shares outstanding:
Basic	33,364	33,161	33,320	33,127
Diluted	33,987	33,438	33,758	33,357

Condensed Consolidated Statements of Cash Flows(a) - Unaudited
(in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$90,650	$66,377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,841	91,991
Debt related charges included in interest expense	8,054	2,036
Inventory step-up amortization	590	798
Stock-based compensation	23,283	21,023
Non-cash lease expense	11,248	10,914
Non-cash loss on equity investments	5,691	7,636
Contingent consideration fair value adjustment	(736)	3,097
Other non-cash losses	4,379	5,854
Deferred income taxes	(9,490)	(17,498)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(7,437)	(41,380)
Inventories	(30,178)	(56,721)
Prepaid expenses and other assets	(930)	764
Contract assets	(13,646)	(7,543)
Accounts payable	(520)	26,038
Accrued expenses and other liabilities	7,908	(9,529)
Income taxes payable	(7,494)	12,524
Net cash provided by operating activities	180,213	116,381
Cash flows from investing activities:
Acquisition of property, plant and equipment	(119,938)	(74,728)
Proceeds from sale of property, plant and equipment	173	639
Proceeds from return of capital from equity investments	—	304
Acquisitions, net of cash acquired	(43,602)	(126,636)
Net cash used in investing activities	(163,367)	(200,421)
Cash flows from financing activities:
Principal payments of term loans	(415,938)	(25,249)
Proceeds from issuance of convertible notes, net of discount	486,250	—
Proceeds from revolving credit facility	383,103	166,000
Payments of revolving credit facility	(424,801)	(45,000)
Purchase of capped calls	(35,000)	—
Payment of debt issuance costs	(2,181)	—
Proceeds from the exercise of stock options	2,303	150
Tax withholdings related to net share settlements of restricted stock units	(3,098)	(2,929)
Proceeds from contingent consideration	—	1,319
Payment of contingent consideration	(7,660)	(972)
Principal payments on finance leases	(992)	(843)
Net cash provided (used in) by financing activities	(18,014)	92,476
Effect of foreign currency exchange rates on cash and cash equivalents	570	(2,049)
Net increase (decrease) in cash and cash equivalents	(598)	6,387
Cash and cash equivalents, beginning of year	24,272	17,885
Cash and cash equivalents, end of year	$23,674	$24,272

(a) The Condensed Consolidated Statements of Cash Flows - Unaudited includes cash flows related to discontinued operations.

Reconciliations of Non-GAAP Measures from Continuing Operations

Table A: Income from Continuing Operations and Diluted EPS Reconciliations
(in thousands, except per share data)

	Three Months Ended December 31,
	2023			2022
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
Income from continuing operations (GAAP)	$29,328	$26,357	$0.78	$20,592	$17,090	$0.51
Adjustments(a):
Amortization of intangible assets(b)	13,394	10,584	0.31	12,298	9,720	0.29
Restructuring and restructuring-related charges(c)	4,820	4,238	0.12	3,370	2,647	0.08
Acquisition and integration costs(d)	1,729	1,324	0.04	4,209	3,375	0.10
Other general expenses(e)	1,973	1,330	0.04	61	41	—
Loss on equity investments(f)	2,219	1,753	0.05	2,025	1,600	0.05
Loss on extinguishment of debt(g)	—	—	—	114	90	—
Medical device regulations(h)	364	287	0.01	493	389	0.01
Other adjustments(i)	1,187	938	0.03	(12)	(11)	—
Inventory step-up amortization (COS)(j)	590	466	0.01	—	—	—
Tax adjustments(k)	—	116	—	—	2,089	0.06
Adjusted net income (Non-GAAP)	$55,604	$47,393	$1.39	$43,150	$37,030	$1.11

Weighted average shares for diluted EPS		33,987			33,438

	Year Ended December 31,
	2023			2022
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
Income from continuing operations (GAAP)	$107,294	$90,650	$2.69	$75,958	$65,350	$1.96
Adjustments(a):
Amortization of intangible assets(b)	52,530	41,518	1.23	48,313	38,185	1.14
Restructuring and restructuring-related charges(c)	10,444	8,723	0.26	9,265	7,251	0.22
Acquisition and integration costs(d)	3,444	2,606	0.08	10,075	8,029	0.24
Other general expenses(e)	2,110	1,437	0.04	1,188	902	0.03
Loss on equity investments(f)	5,691	4,496	0.13	7,636	6,033	0.18
Loss on extinguishment of debt(g)	4,518	3,569	0.11	114	90	—
Medical device regulations(h)	1,605	1,268	0.04	1,105	873	0.03
Other adjustments(i)	3,415	2,698	0.08	(120)	(95)	—
Inventory step-up amortization (COS)(j)	590	466	0.01	798	630	0.02
Tax adjustments(k)	—	365	0.01	—	2,300	0.07
Adjusted net income (Non-GAAP)	$191,641	$157,796	$4.67	$154,332	$129,548	$3.88

Weighted average shares for diluted EPS		33,758			33,357

(a)   The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment. Net of tax amounts are computed using a 21% U.S. tax rate and the statutory tax rates applicable in foreign tax jurisdictions, as adjusted for the existence of net operating losses (“NOLs”). Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(b)   Total expense from amortization of intangible assets and financing leases less amounts included in Restructuring and restructuring-related charges.

(c)   We initiate discrete restructuring programs primarily to realign resources to better serve our customers and markets, improve operational efficiency and capabilities, and lower operating costs or improve profitability. Depending on the program, restructuring charges may include termination benefits, contract termination, facility closure and other exit and disposal costs. Restructuring-related expenses are directly related to the program and may include retention bonuses, accelerated depreciation, consulting expense and costs to transfer manufacturing operations among our facilities. Included in restructuring charges for the fourth quarter of 2023 are $3.6 million in costs related to the relocation and closure of our R&D facility in Israel.

(d)   Acquisition and integration costs are incremental costs that are directly related to a business or asset acquisition. These costs may include, among other things, professional, consulting and other fees, system integration costs, and fair value adjustments relating to contingent consideration.

(e)   The expenses for the 2023 and 2022 periods include gains and losses in connection with the disposal of property, plant and equipment. The 2023 amounts also include $2.0 million of property loss and related expenses resulting from a fire which occurred in the fourth quarter of 2023 at one of our manufacturing facilities.

(f)   During the third and fourth quarters of 2023, we determined that investments in our non-marketable equity securities were impaired and recorded impairment charges of of $2.0 million and $3.3 million, respectively. The residual amounts for 2023 and 2022 relate to our share of equity method investee losses including unrealized appreciation/depreciation of the underlying interests of the investee.

(g)   Loss on extinguishment of debt consists of accelerated write-offs of unamortized deferred debt issuance costs and discounts which are included in interest expense. The 2023 amounts represent a write-off of unamortized deferred debt issuance costs and discounts in connection with the amendments to the credit agreement governing our credit facilities, prepayments of portions of our Term Loan A facility, and repayment in full of our Term B Loan Facility.

(h)   The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.

(i)   For the 2023 periods, amounts relate to costs associated with leadership transitions and certain formal strategic projects. Leadership transition costs primarily include severance costs associated with the departure of executives and incremental costs associated with the related leadership transitions. Strategic projects primarily involve system reconfiguration to support our manufacturing excellence operational strategic imperative and investments in certain technology and platform development to align our capabilities to meet customer needs. Other adjustments for the quarter and year ended December 31, 2023 included pre-tax leadership transition costs of $0.5 million and $1.7 million, respectively, and pre-tax costs related to strategic projects of $0.7 million and $1.7 million, respectively. The 2022 amounts relate to a former customer that filed bankruptcy in November 2019 and are predominantly due to favorable settlements on supplier purchase order termination clauses and benefits recognized from the utilization or sale of previously reserved inventory.

(j)   The accounting associated with our acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. The increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP financial measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.

(k)   For the 2023 and 2022 periods, tax adjustments predominately relate to acquired foreign tax credits, including utilization, changes to uncertain tax benefits and associated interest. For the 2023 periods, tax adjustments also include equity investment impairments that are not deductible for tax purposes. For the 2022 periods, tax adjustments also include acquisition costs that are not deductible for tax purposes.

Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures.

Table B: Adjusted Operating Income Reconciliations
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating income (GAAP)	$43,513	$36,865	$167,330	$121,327
Adjustments:
Amortization of intangible assets	13,394	12,298	52,530	48,313
Restructuring and restructuring-related charges	4,820	3,370	10,444	9,265
Acquisition and integration costs	1,729	4,209	3,444	10,075
Other general expenses	1,973	61	2,110	1,188
Medical device regulations	364	493	1,605	1,105
Other adjustments	1,187	(12)	3,415	(120)
Inventory step-up amortization	590	—	590	798
Adjusted operating income (Non-GAAP)	$67,570	$57,284	$241,468	$191,951

Table C: EBITDA Reconciliations
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Income from continuing operations (GAAP)	$26,357	$17,090	$90,650	$65,350

Interest expense	12,690	14,215	53,370	38,632
Provision for income taxes	2,971	3,502	16,644	10,608
Depreciation	11,324	10,736	44,306	42,617
Amortization of intangible assets and financing leases(a)	13,763	12,610	53,897	49,374
EBITDA (Non-GAAP)	67,105	58,153	258,867	206,581
Stock-based compensation(b)	6,148	4,783	23,170	19,573
Restructuring and restructuring-related charges	4,820	3,370	10,444	9,265
Acquisition and integration costs	1,729	4,209	3,444	10,075
Other general expenses	1,973	61	2,110	1,188
Loss on equity investments	2,219	2,025	5,691	7,636
Medical device regulations	364	493	1,605	1,105
Other adjustments	1,187	(12)	3,415	(120)
Inventory step-up amortization	590	—	590	798
Adjusted EBITDA (Non-GAAP)	$86,135	$73,082	$309,336	$256,101

(a)  Total expense from amortization of intangible assets and financing leases less amounts included in Restructuring and restructuring-related charges.

(b)  Total stock-based compensation expense less amounts included in Restructuring and restructuring-related charges and Acquisition and integration costs.

2023 Adjusted EBITDA for Pulse Technologies of $11.0 million is calculated as GAAP net income ($4.6 million) adjusted for the following items: interest expense ($0.9 million), depreciation and amortization expense ($3.7 million), as well as items affecting comparability, including adjustments to eliminate expenses associated with excess executive compensation costs and above-market lease expense, and add certain expenses to align with Integer’s accounting policies ($1.8 million).

Table D: Organic Sales Change Reconciliation (% Change)

	GAAP Reported Growth	Impact of Foreign Currency(a)	Impact of Strategic Exits and Acquisitions(a)	Non-GAAP Organic Change
QTD Change (4Q 2023 vs. 4Q 2022)
Medical Sales
Cardio & Vascular	19.9%	0.2%	2.8%	16.9%
Cardiac Rhythm Management & Neuromodulation	7.1%	—%	—%	7.1%
Advanced Surgical, Orthopedics & Portable Medical	0.7%	—%	9.8%	(9.1)%
Total Medical Sales	13.3%	0.1%	1.3%	11.9%
Non-Medical Sales	(41.9)%	—	—	(41.9)%
Total Sales	10.9%	0.1%	1.3%	9.5%

YTD Change (2023 vs. 2022)
Medical Sales
Cardio & Vascular	19.6%	0.2%	1.4%	18.0%
Cardiac Rhythm Management & Neuromodulation	14.6%	—%	—%	14.6%
Advanced Surgical, Orthopedics & Portable Medical	9.1%	—%	15.6%	(6.5)%
Total Medical Sales	16.8%	—%	1.0%	15.8%
Non-Medical Sales	(6.9)%	—	—	(6.9)%
Total Sales	16.0%	—%	1.0%	15.0%

(a)   Sales growth has been adjusted to exclude the impact of foreign currency exchange rate fluctuations and acquisitions and strategic exits.

Table E: Net Total Debt Reconciliation
(in thousands)

	December 31, 2023	September 29, 2023	December 31, 2022
Total debt	$959,925	$941,383	$925,261
Add: Debt discounts and deferred issuance costs included in Total debt	14,075	14,864	5,977
Total principal amount of debt outstanding	974,000	956,247	931,238
LESS: Cash and cash equivalents	23,674	32,142	24,272
Net Total Debt (Non-GAAP)	$950,326	$924,105	$906,966